Exhibit 99.1

Dicerna Pharmaceuticals Appoints John “Jack” Green Interim Chief Financial Officer

CAMBRIDGE, Mass. —(BUSINESS WIRE)— Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leading developer of RNA interference (RNAi) therapeutics, today announced the appointment of John “Jack” Green as interim chief financial officer (CFO), effective January 1, 2016. He replaces James Dentzer, whose departure is also announced today.

Mr. Green is a Certified Public Accountant with over 30 years of financial management experience, including more than 20 years within the biotechnology industry. Concurrently to serving as part-time, interim CFO at Dicerna, Mr. Green will continue in a part-time capacity as CFO of Verastem, Inc. (VSTM). Previously, he served for more than 15 years as CFO of GTC Biotherapeutics (formerly Genzyme Transgenics), a publicly traded biotech company spun out of Genzyme as a stand-alone company in 1993. Mr. Green received a Master’s degree in Business Administration from Boston University Graduate School of Management and a Bachelor of Arts degree from the College of the Holy Cross.

“We are pleased to welcome Jack Green as interim CFO, as his financial acumen will help guide us as we continue to advance our clinical development programs, while we seek to hire a permanent CFO,” said Douglas Fambrough, Ph.D., chief executive officer of Dicerna. “I would also like to thank Jim Dentzer for his years of service to Dicerna, and for being such a vital contributor to the company’s growth. We wish Jim well in his future endeavors.”

About Dicerna

Dicerna Pharmaceuticals, Inc., is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have been difficult to address using conventional approaches, but where connections between targets and diseases are well understood and documented. The company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Dicerna

Investor:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

or

Media:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.